UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 25, 2013

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2361 McGaw Avenue

Irvine, Ca. 92614

(Address of principal executive offices, zip code)

(949) 769-3200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation of Employment of Chief Executive Officer and President.

On February 25, 2013 (the “Separation Date”), all of Michael J. Berthelot’s positions with Pro-Dex, Inc. (the “Company”), including as the Company’s Chief Executive Officer and President, were separated. In connection with the separation, on the Separation Date the Company and Mr. Berthelot entered into a Separation Agreement and General Release of All Claims (“Separation Agreement”) concerning the conclusion of Mr. Berthelot’s employment services with the Company. A complete copy of the Separation Agreement is attached to this report as Exhibit 10.1 and the summary set forth below is qualified in its entirety by the full text of the Separation Agreement.

Under the terms of the Separation Agreement, on the Separation Date Mr. Berthelot was paid all unpaid base salary and unreimbursed business expenses for the period through the Separation Date, plus his prorated portion under the Company’s Long Term Incentive Plan in the amount of $1,971.00. Provided that the Separation Agreement has not been revoked by Mr. Berthelot prior to the expiration of the seven day revocation period described below, the Company will also pay Mr. Berthelot special compensation in the amount of $165,423 as contemplated by the Change of Control Agreement between Mr. Berthelot and the Company dated April 20, 2012 and as additional consideration for the release of claims referenced below. The foregoing amounts will be paid less state and federal taxes and other withholding requirements of the Company.

Provided that the Separation Agreement is not revoked by Mr. Berthelot as described below, the agreement provides for a mutual general release of claims by the Company (and its affiliates) and Mr. Berthelot, subject to certain customary exceptions set forth in the Separation Agreement. Pursuant to applicable law, Mr. Berthelot has a period of seven calendar days to revoke the Separation Agreement by providing the Company with written notice of such revocation. Any revocation of the Separation Agreement, however, shall not affect the finality of the separation of Mr. Berthelot’s employment with the Company on the Separation Date.

Appointment of Chief Executive Officer and President.

On February 25, 2013, pursuant to appointment by the Board, Harold A. Hurwitz, age 61, began service as the Company’s Chief Executive Officer and President. Mr. Hurwitz has been the Company’s Chief Financial Officer since 2010 and will continue to serve in such capacity concurrent with his service as the Company’s Chief Executive Officer and President. From 2008 to 2010, Mr. Hurwitz was Vice President and Chief Financial Officer for Interventional Spine, Inc., a medical device company focused on percutaneous systems for treatment of back pain. Prior to that, he was a Principal Consultant with McDermott & Bull, a retained executive search firm, where he specialized in serving the life science industry. From 1997 through 2004, Mr. Hurwitz was Vice President and Chief Financial Officer for Micro Therapeutics, Inc., a developer and manufacturer of interventional neurovascular medical devices, which is now part of Covidien plc. Mr. Hurwitz began his career with Coopers & Lybrand, L.L.P., now part of PricewaterhouseCoopers LLP, where he served for 22 years, leading its life science and high technology practices in Orange County.

In connection with the appointment, the Company and Mr. Hurwitz entered into an at-will employment arrangement (the “February 2013 Employment Arrangement”), the terms of which incorporate the terms of Mr. Hurwitz’s existing employment arrangement dated August 23, 2010 (the “August 2010 Employment Arrangement”), except for the base compensation stated therein, and Mr. Hurwitz’s existing Change of Control Agreement dated July 19, 2011. A complete copy of the February 2013 Employment Arrangement is attached to this report as Exhibit 10.2 and the summary set forth below is qualified in its entirety by the full text of the February 2013 Employment Arrangement. The August 2010 Employment Arrangement and the Change of Control Agreement are described in the Company’s previous filings with the Securities and Exchange Commission (“Commission”), including in the Company’s definitive proxy statement filed with the Commission on December 20, 2012.

Pursuant to the terms of the February 2013 Employment Arrangement, Mr. Hurwitz’s compensation will consist of the following components effective as of February 25, 2013:

•	A base salary at an annualized rate of $225,000.

•	Participation in the Company’s Annual Incentive Plan and Long Term Incentive Plan.

•

Mr. Hurwitz is permitted to participate in any program of stock options or other equity grants that the Company may from time to time provide key employees. Such grants are made under the terms and provisions of the Second Amended and Restated 2004 Stock Option Plan or a successor stock incentive plan as may be approved by the Company’s board of directors.

•

Health, dental, disability and life insurance, qualified retirement plans, and optional employee benefits of the Company on the same terms as other employees of the Company, except Mr. Hurwitz will not participate in the Company-wide employee bonus plan.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Separation Agreement and General Release of All Claims entered into between Pro-Dex, Inc. and Michael J. Berthelot, dated February 25, 2013.

Exhibit 10.2	Employment Arrangement entered into between Pro-Dex, Inc. and Harold A. Hurwitz, dated February 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2013	PRO-DEX, INC (REGISTRANT).

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1	Separation Agreement and General Release of All Claims entered into between Pro-Dex, Inc. and Michael J. Berthelot, dated February 25, 2013.

Exhibit 10.2	Employment Arrangement entered into between Pro-Dex, Inc. and Harold A. Hurwitz, dated February 19, 2013.

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